Exhibit 99

Sequa Corporation Corporate Headquarters 200 Park Avenue New York, New York 10166 212 986-5500
For release: Immediately Contact: Mary Rotondi - 212-986-5500

Sequa Elects Stanley Zax to Board of Directors

New York, March 8 – The board of directors of Sequa Corporation (NYSE; SQAA) has elected Stanley R. Zax a member of the board. His election increases the size of the board to nine members.

Zax, 69, is chairman, president and chief executive officer of Zenith National Insurance Corporation, a California-based property and casualty insurance company whose shares are traded on the New York Stock Exchange.

Commenting on the election, Sequa’s chairman, Gerald Tsai, Jr., said, “We are pleased to welcome an executive with Stanley Zax’s breadth of expertise and depth of business experience to membership on the Sequa board, and we look forward to working closely with him as we build the company’s future.”  Sequa’s vice chairman and chief executive officer, Dr. Martin Weinstein, noted, “As both a lawyer and an accomplished businessman with experience in diverse corporate environments, Stanley Zax brings a unique combination of skills that will add richly to our deliberations.”

            Zax began his career in 1961 as an associate, later a partner, with the Chicago law firm, Friedman, Mulligan, Dillon & Uris and subsequently joined Hilton Hotels, where he served as vice president, general counsel and secretary.  His association with the insurance industry began in 1973, when he was named president and chief executive of Great American Insurance Company.  Later he joined Zenith National Insurance as chairman in 1977 and was named president and chief executive officer in 1978.  Zax received a JD (1961) and a BBA (1958) from the University of Michigan at Ann Arbor.

Sequa Corporation is a diversified manufacturer with operations organized around six segments: aerospace, automotive, metal coating, specialty chemicals, industrial machinery, and other products. For additional information, visit www.sequa.com.

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03/08/07

Note:  This press release may include forward-looking statements that are subject to risks and uncertainties.  A number of factors, including political, currency, regulatory and competitive and technological developments, could result in material differences between actual results and those outlined in any forward-looking statements.  For additional information, see the comments included in Sequa’s filings with the Securities and Exchange Commission.